Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript FRP - Q4 2007 FairPoint Communications, Inc. Earnings Conference Call Event Date/Time: Feb. 28. 2008 / 8:30AM ET

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FINAL TRANSCRIPT
Feb. 28, 2008 / 8:30 AM ET, FRP - Q4 2007 FairPoint Communications, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Brett Ellis

FairPoint Communications, Inc. - IR

Gene Johnson

FairPoint Communications, Inc. - Chairman, CEO

John Crowley

FairPoint Communications, Inc. - CFO

PRESENTATION

Operator

Good morning, my name is Selena, and I will be your conference operator today. At this time I would like to welcome everyone to the FairPoint Communications fourth quarter and year-end 2007 earnings conference call. (OPERATOR INSTRUCTIONS). Thank you. Mr. Ellis, you may begin your conference.

Brett Ellis  — FairPoint Communications, Inc. - IR

Good morning everyone and thank you for joining the FairPoint fourth quarter earnings conference call. Participating on today’s call are Gene Johnson, our Chief Executive Officer, and John Crowley, our Chief Financial Officer.

Before we begin, I would like to remind you that certain statements made during this conference call, which are not based on historical fact, may be deemed to constitute forward-looking statements within the meeting of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements.

Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission including, without limitation, the risks described in FairPoint’s most recent annual report on Form 10-K on file with the Securities and Exchange Commission.

All information is current as of the date of this earnings call, and FairPoint undertakes no duty to update this information. In addition, FairPoint’s results for the quarter and year ended December 31, 2007 are subject to the completion and filing of the security — with the Securities and Exchange Commission of its annual report on Form 10-K for such periods.

Before we begin the substance of the call, I want to take care of some housekeeping. First, the structure of today’s call is going to be a bit different from our traditional quarterly calls. Gene Johnson, our Chairman and CEO, will provide you with a high-level overview of where we stand in the process of acquiring Verizon’s wireline operations in Maine, New Hampshire and Vermont. Then John Crowley, our CFO, will take you through the quarterly results.

Due to the start of our roadshow to raise the debt required to fund the Verizon transaction, and the associated regulatory quiet period restrictions, there will not be a Q&A session during today’s call. However, because we understand that the Q&A session is a very important part of these calls, and because we want you to have the opportunity to ask your questions, shortly after the closing we will be hosting another conference call. At that time we will discuss the transaction at length, as well as answer any questions you may have related to the transaction and our fourth quarter and year-end results.

Having said this, allow me to introduce Gene Johnson, our Chairman and CEO.

Gene Johnson  — FairPoint Communications, Inc. - Chairman, CEO

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FINAL TRANSCRIPT
Feb. 28, 2008 / 8:30 AM ET, FRP - Q4 2007 FairPoint Communications, Inc. Earnings Conference Call

Good morning everyone. As you are all aware, on Monday we received the final regulatory approval necessary to move forward with closing the Verizon transaction. New Hampshire’s approval came on the heels of the previous approvals from Maine, Vermont, the FCC, and a couple of other states.

As you might imagine, I am feeling a lot of emotions, joy, excitement, anticipation, particularly exhaustion, but really most of all a real sense of pride in the FairPoint people. Our team, not just those directly involved in the transaction, but all the employees at our existing companies as well sacrificed a lot and worked unbelievably hard over the past year to be sure that we not only close the transaction, but that our performance in our existing companies was not compromised in any way. And I think that was extraordinarily important. I’m really proud of the results in the existing operations, as a result of that focus.

The past thirteen months have been incredibly challenging, a unique experience to say the least. I have gained a real understanding and respect for the PUCs in Maine, New Hampshire and the PSB in Vermont. These folks worked very hard for the citizens of their states. They were patient. They were firm. They were fair. On behalf of FairPoint I want to thank them for their transparency, for their objectivity, and their flexibility in crafting conditions that serve the public interest, but also serve the interests of our shareholders.

I think I also would be remiss if I didn’t thank Walt Leach for the tremendous job he has done over the last thirteen months in shepherding this through the various regulatory bodies. Walt, and his team, did an extraordinary job here.

We’re going to work very hard every day to deliver the high levels of customer service that justifies the faith put in us by the regulatory bodies and by our shareholders. As John will address in a few minutes, our financial results were sound as we underwent this thirteen month process. In short, I think it is fair to say we never took our eye off the ball, not even for a second.

Lisa Hood and her team did a terrific job really running the existing business. And they clearly weren’t distracted at all by the transaction. Remember, I told you when we started this that there were three primary projects during the year. One was to run our existing business. One was to run the process of getting the approvals. And one was to prepare for the transition. We put three different senior executives in charge of each, and that worked extraordinarily well. I can tell you all those were done very well.

With all that as a backdrop, now I’m happy to say the real work begins. Following the closing we will begin the integration of our Company with the Northern New England assets that we will have acquired. As you know, a large portion of this work is underway. And in conjunction with our partners, including Capgemini, and a number of other blue-chip companies, we have been diligently working on the many facets of the integration for well over thirteen months now. In fact, we started this before we even signed the agreement with Verizon. So we are well along the way. And Peter Nixon is our executive that has been responsible for that. And I’m really proud of the tremendous job he has done. And you will learn more of that in the conference call that we’re going to have in a few weeks after we close the transaction.

We understand the extreme importance to all of you concerning the realization of the anticipated operating synergies. I know a lot of you have asked about that. It is something we’re going to update you on as well when we host the post transaction close conference call next month — or actually I guess in early April.

As to what happens next, let me give you a quick update. We have now received the necessary approvals of all three states and from the FCC. So we expect to close the transaction on March 31. As you know, we have senior secured credit facilities $2.03 billion that is fully committed. And we’re about to begin the bond roadshow to raise the remaining $540 million.

So the financing process, certain customary closing conditions, are essentially the final hurdles we need to jump in order to close the transaction, and to begin the transition services agreement phase with the TSA for short. The TSA is in place to ensure a smooth transition of the back office and the customer facing aspects of the transaction in a very orderly fashion. We’re moving in a very calculated but aggressive manner with the assistance of our many partners, as well as the oversight of a third-party monitor to ensure that redundancies are in place, and that we do not take control of systems until we’re properly compared to do so.

We expect the TSA to be in place for approximately six months through the end of September, but we can extend it if we need to do that. We certainly don’t anticipate the need for an extension, but should something arise regarding our detailed review of the aspects of the systems that we maybe previously weren’t able to analyze, we do have the option of extending it.

We’re entirely committed and focused to ensure a smooth and seamless transition so that customer disruptions are minimized, and the TSA is executed in a very cost-efficient and conservative matter.

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FINAL TRANSCRIPT
Feb. 28, 2008 / 8:30 AM ET, FRP - Q4 2007 FairPoint Communications, Inc. Earnings Conference Call

That is all I really wanted to say by way of formal comments. Hopefully I have effectively conveyed to you our enthusiasm about the continued progress of the transaction, and our acknowledgement of the hard work that still remains before us, and the seriousness, dedication and purpose we bring to the TSA phase of the transaction. Quite frankly, we are chomping at the bit. We’re ready to get going now, and we are looking forward to doing that in another month.

We look forward to providing you with a detailed update regarding the transaction after it is officially closed, where we will also have Peter Nixon on hand to discuss the TSA phase, and of course John Crowley to discuss the synergies.

And with that, I’m now going to turn the call over to John, our CFO, to discuss the fourth quarter financial results.

John Crowley  — FairPoint Communications, Inc. - CFO

Good morning everybody. We ended the year with strong financial results, consistent with our performance throughout the year. We generated revenues of $68.2 million for the fourth quarter of 2007, a decrease of $2.2 million or at 3.1% below the fourth quarter of 2006. This includes the impact of operations acquired in the last 12 months, which accounted for approximately $400,000.

Excluding the impact of operations acquired in the last 12 months, revenue for the fourth quarter of 2007 decreased $2.6 million or 3.7% compared to the fourth quarter of 2006. This decrease was primarily attributable to a decrease in interstate access revenue of $2.2 million, and intrastate access revenue of $800,000. These decreases in access and other regulated revenue were partially offset by increases in data and Internet service revenue of $1.1 million and long-distance revenue of $1.5 million.

Operating expenses, excluding merger-related expenses, decreased $1.8 million. Decreases in SG&A were offset by an increase in cost of goods sold of $1.1 million, principally related to the growth of our non-related business. In total, operating expenses were $62.8 million compared with $43.2 million that we reported in the fourth quarter of 2006. This increase, of course, in operating expenses was principally due to an increase in merger-related expenses of $21.3 million.

Adjusted EBITDA, the key measure of our success, was $126.1 million, ahead of guidance. And we earned adjusted EBITDA of $30.2 million for the quarter compared to $33.3 million in the same quarter of the prior year. The decrease there was primarily due to a $2.7 million reduction in distributions from investments as a result of the sale of our investment in the Orange County-Poughkeepsie Limited Partnership, which we did in April of 2007 to finance the merger costs.

During the quarter we incurred expenses of $23.7 million related to the pending Verizon merger. Our credit facility allows these merger-related expenses to be added back in calculating adjusted EBITDA.

The net loss for the quarter was $19.5 million. This represents an earnings decrease of $23.9 million relative to the fourth quarter of last year. This is entirely due to merger-related expense. We had transition and transaction expenses of $23.7 million and we had a non-cash loss of $11.5 million related to certain interest rate swap agreements comparable to what we talked about in the third quarter. Just as a note, these swaps are contingent on the closing of the merger and are therefore directly related to the merger and not of the core business.

On a fully diluted basis we reported a net loss per share of $0.56 for the quarter, compared with earnings per share on a fully diluted basis of $0.12 in the same period of 2006. If you exclude the merger-related expenses and the loss on those contingent interest rate swaps, earnings per share on a fully diluted basis would have been $0.13 positive. Obviously a favorable comparison to the $0.12 we reported in the fourth quarter of 2006.

During the quarter we generated cash available for dividends of $3.3 million, and finished the year with cumulative cash available for dividends of $40.6 million. I just want to point out, as we reported last week, under the recent amendment to our existing credit agreement, we would surpass the dividend suspension covenant this quarter and so we will pay the dividend only if the merger closes on March 31. After that time of course we will be operating under the newer credit agreement, and we will have considerably more flexibility.

At the end of December our access line equivalents, which are our access lines plus high-speed data subscribers, but exclude our video subscribers, were 305,800, call it 306,000, compared with 311,150 for the 2006 December quarter, and 309,857 for the quarter ended September 30, 2007. So total access line equivalents as of December 31 decreased 1.7% compared to December 31, 2006. When including only lines we owned for the full year, the access line equivalents decreased 1.6% compared to the prior year.

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FINAL TRANSCRIPT
Feb. 28, 2008 / 8:30 AM ET, FRP - Q4 2007 FairPoint Communications, Inc. Earnings Conference Call

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Voice access lines, excluding lines acquired or disposed of in the last 12 months, decreased 5.2% compared with the year ago period. Most of that bump in increase — most of that bump in access lines losses was due to non-paid disconnects, which I think is only cyclical, and appears to be regionally tied to weak housing markets.

High-speed data penetration increased to an impressive 28.4% of voice access lines at December 31, 2007 compared to 23.6% at the end of the previous year. And high-speed data ARPU is continuing to be pretty consistent in the range of $41 to $42.

Interstate long-distance penetration at the end of the year increased to 54.4% of voice access lines compared with 45.2% at December of last year.

Typically at this point in our call I would provide some outlook for the rest of the year; however, due to our pending merger with Verizon we will refrain from providing guidance at this time. However, please do not forget, as Gene and Brett mentioned, that following the close of the transaction, which is expected to be March 31, we will be hosting a conference call to discuss the transaction in greater detail, as well as provide some perspective about our financial and operating expectations going forward. Details regarding the date and time of that post close conference call will be distributed after the merger closes.

Last, as Brett mentioned at the beginning of today’s call, we will not be doing Q&A because of various capital raising activities and quiet period. I would encourage you all to first review our 10-K, which will probably be filed later today.

Let me close just by saying, everyone at FairPoint is really excited about partnering up with our colleagues in New England and making the merger a success for our shareholders, our customers and our associates, and none more so than Gene. So I will give him the last word on today’s call. Thank you everyone.

Gene Johnson  — FairPoint Communications, Inc. - Chairman, CEO

I guess I would be remiss as CEO and as a significant shareholder of this Company to say — if I don’t say how impressed I have been with the hard work and the diligence of lots of FairPoint people, and quite frankly Verizon people, over the past thirteen months. So I have been patient with the rest of our shareholders to see some of this come to fruition. I’m very, very excited about what is about to happen.

And I think we know that we’re getting a lot of terrific people from Verizon. We’re real excited about that. We are just chomping at the bit and ready to go. And we look forward to talking to you more about that in a month or so after we have actually closed the transaction. And we look forward to operating this Company and do all the things we have talked about doing.

Thanks very much. We appreciate your time. We appreciate your patience with us. And we look forward to updating you in a month or so. Have a great day everyone.

Operator

This concludes today’s conference call. You may now disconnect.

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FINAL TRANSCRIPT
Feb. 28, 2008 / 8:30 AM ET, FRP - Q4 2007 FairPoint Communications, Inc. Earnings Conference Call

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